EXHIBIT 99.1

Chemung Canal CEO Announces Retirement

Leaving the Bank on December 31st, Will Remain on the Board

ELMIRA, N.Y., May 12, 2016 (GLOBE NEWSWIRE) -- Ronald M. Bentley, Chief Executive Officer (CEO) of Chemung Canal Trust Company (CCTC or the bank) and Chemung Financial Corporation (Nasdaq:CHMG) (the Holding Company or the Company), today announced to shareholders and employees that he will retire from the company on December 31, 2016. Upon his retirement, Bentley will be replaced as CEO by Anders M. Tomson, CCTC’s current President & Chief Operating Officer.

A photo accompanying this announcement is available at http://www.globenewswire.com/NewsRoom/AttachmentNg/a27574d5-a17e-44e3-bdb9-e1392e1939a3

Bentley joined Chemung Canal as President and Chief Operating Officer (COO) in July 2006 and was promoted to President and CEO in April 2007.  He has served as a Director of both companies since March 2007, and was recently re-elected to another three-year term, ending in May 2019.  Bentley will remain on the Board of Directors after retiring as CEO.

“Remarkable progress has been made at the company under Ron’s leadership,” according to David J. Dalrymple, Chairman of the Board of the Bank and the Holding Company.  “During Ron’s tenure we have posted record growth in assets, loans, deposits and Shareholders’ Equity,” Dalrymple said, “all key measurements of our financial performance.”

At March 31, 2016 Chemung Financial assets totaled $1.6 billion, up 129% since June 2006, while during the same period Shareholders’ Equity has increased more than $60 million, or 77%, to $141 million.

“Ron has led the company through a period of significant growth achieved through a combination of organic growth and a series of accretive acquisitions,” Dalrymple said, “including the extension of our footprint into New York’s Capital Region (Albany & Saratoga counties), Broome County, Cayuga County, Seneca County and the northern tier of Pennsylvania. His energy and enthusiasm are contagious throughout our organization, and his dedication to our community banking business model has guided us well and positioned us for even more success in the future.”

During Bentley’s tenure the company acquired Capital Bank & Trust, the Bank of Canton (PA), and branch offices from M&T Bank and Bank of America.  As part of a wealth management growth strategy, the company also acquired Cascio Financial Services and the trust assets of Partner’s Trust Bank.

“The growth of our company is just one of Ron’s many positive accomplishments,” according to Anders M. Tomson, current CCTC President & COO.  “During his time with us he has developed a culture which focuses our attention on understanding the needs of our clients, in an effort to build and strengthen their banking relationship,” he added.

Tomson continued, “it is truly amazing what we have accomplished over the past 10 years, under Ron’s leadership.  He is a wonderful leader, mentor, community champion and friend.”

Bentley’s banking career spans more than 35 years and includes senior level positions at NBT Bank, Key Bank and Premier National BanCorp, prior to joining Chemung Canal in 2006.

During his tenure at Chemung Canal Trust Company, Bentley has served as a Board member and Chairman of the Chemung County Chamber of Commerce and Southern Tier Economic Growth, and currently serves on the Elmira Jackals community Board of Directors.  He is a former member of the Board of Managers of the Arnot Ogden Medical Center.  Additionally, he has served on the Board of the New York State Bankers’ Association, the New York State Business Development Council and the Independent Community Bankers of New York.  In 2015 he was honored by the Five Rivers Council of the Boy Scouts with their Community Builder of the Year award.

Chemung Financial Corporation is the parent of Chemung Canal Trust Company, headquartered in Elmira, NY, a full-service community bank with full trust powers. Established in 1833, Chemung Canal Trust Company is the oldest locally-owned and managed community bank in New York State. Chemung Financial Corporation is also the parent of CFS Group, Inc., a financial services subsidiary offering non-traditional services including mutual funds, annuities, brokerage services, tax preparation services and insurance. CFS Group, Inc. was founded in 2001.

This press release may include forward-looking statements with respect to revenue sources, growth, market risk, corporate objectives and possible losses due to asset quality.  These statements constitute “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  Chemung Financial Corporation assumes no duty, and specifically disclaims any obligation to update forward-looking statements, whether as a result of new information, future events or otherwise, and cautions that these statements are subject to risks and uncertainties that could cause the Corporation’s actual operating results to differ materially.

Contact:
Michael J. Wayne
Senior Vice President
(607) 737-3762
mwayne@chemungcanal.com